Exhibit 99.1

P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

CALGON CARBON ANNOUNCES CONVERSION OF CONVERTIBLE NOTES INTO COMMON STOCK

PITTSBURGH, PA - October 24, 2008 - Calgon Carbon Corporation (NYSE: CCC) announced that holders of approximately $11.6 million aggregate principal amount of its outstanding 5.0% Senior Convertible Notes due 2036 (Notes) have exchanged their Notes into approximately 2.3 million shares of Calgon Carbon common stock in transactions that settled October 22 and 23, 2008. The exchanges combined with the prior Note exchanges and conversions of $55.2 million, leaves $8.2 million principal amount outstanding of the $75.0 million Notes originally issued in August 2006.

Commenting on the announcement, Leroy M. Ball, Calgon Carbon’s chief financial officer said, “We are pleased to be able to continue reducing our financial leverage in such a low cost manner. Creating this additional liquidity during a period of instability in the financial markets, puts Calgon Carbon in a strong position, and gives us greater financial flexibility to take advantage of opportunities as we embark on the heavier spending phase of our strategic plan.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

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